Exhibit 10.6
THIRD AMENDMENT TO THE
WORTHINGTON INDUSTRIES, INC. DEFERRED PROFIT SHARING PLAN
     WHEREAS, Worthington Industries, Inc. (the “Company”) has adopted the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”); and
     WHEREAS, the Plan provides that it may be amended from time to time; and
     WHEREAS, the Plan has been amended and restated to comply with the Economic Growth & Tax Relief Reconciliation Act of 2001 (“EGTRRA”); to comply with the final Treasury regulations under Section 401(a)(9) of the Internal Revenue Code of 1986, as amended; and by a First and Second Amendment; and
     WHEREAS, the Company desires to amend the Plan in order to comply with Code Section 401(a)(31)(B) and applicable regulations thereunder, and for certain other reasons;
NOW, THEREFORE, the Plan is amended as follows:
     1. The following shall be added to Section 14.2 at the end thereof:
In addition, effective for distributions from the Plan on and after March 28, 2005, if the value of a terminated Participant’s Account is more than $1,000 but not more than $5,000, such Participant shall be provided with a written notice informing the Participant that if he or she does not either (a) elect to receive a cash payment from the Plan of his or her entire Account, or (b) elect to roll over his or her entire Account in accordance with Section 14.5 of the Plan, then the value of the terminated Participant’s entire Account will be rolled over into an Individual Retirement Account selected by the Company. The Company shall select the Individual Retirement Account to which the rollover will be made and shall transfer the affected Participant’s Account to the IRA in accordance with Employee Benefits Security Administration Regulation 2550.404a-2, and applicable guidance thereunder.
     2. Section 2 shall be deleted in its entirety and shall be restated effective January 1, 2005 as follows:
          Section 2. Employer Contribution.
     2.1. Regular Employer Profit Sharing Contributions. Effective January 1, 2005, the Employer shall contribute an amount equal to 3 percent of an eligible Participant’s Compensation (including profit sharing compensation), or such greater or lesser amount as the Employer in its discretion shall determine. The Employer, subject to the right to terminate or amend this Plan, may also contribute and pay to the Trustee a share of the net profits of the Employer. The amount of such share of the profits of the Employer to be paid to the Trustee shall be set from time to time by the Employer.
     Notwithstanding the foregoing, for any Plan Year during which the notification of a safe-harbor plan described in Section 9.4 is provided to Participants, the Employer shall make an additional contribution necessary to provide for the minimum allocation set forth in the last paragraph of Section 8.1.
     2.2. Allocation of Employer Contributions. Employer contributions made pursuant to Section 2.1 hereof shall be allocated as provided in Section 8 hereof and shall be referred to as Regular Employer Contributions.
     2.3. Vesting. All Regular Employer Contributions shall be credited to their Regular Employer Contribution Accounts and (as adjusted by fund increases or decreases pursuant to Section 8) shall be fully vested and nonforfeitable at all times.
     3. Section 8.1 shall be deleted in its entirety and shall be restated effective January 1, 2005, as follows.
     8.1. Allocation of Regular Employer Contributions. A Participant who satisfied the eligibility requirements for Regular Employer Contributions shall be eligible to receive a Regular Employer Contribution for a month provided that he is credited with at least 1,000 Hours of Service during the 12-month period ending on the last day of a preceding month. Such Regular Employer Contribution shall be contributed to the Plan’s Trust for each period in which such Participant is paid a salary or is credited with profit sharing compensation. Additional profit sharing contributions shall be allocated to eligible Participants who are employed on the last day of the Plan Year.
     In addition, to the extent that during the Plan Year the Plan is a safe-harbor plan, a minimum allocation equal to the difference between (a) the allocation of Regular Employer Contributions made for the benefit of an eligible Participant for the Plan Year and (b) 3% of such eligible Participant’s Compensation earned during the Plan Year (excluding Compensation earned prior to satisfying the eligibility requirements for Regular Employer Contributions set forth in Section 1.1) shall be made to the Plan’s Trust. To the extent such minimum allocation is required to be made, the allocation date for such contributions shall be the last day of the Plan Year and such contributions shall be made to the Plan by the Employer not later than a reasonable time after such Plan Year end.
     4. The following shall be added to Section 8.4 of the EGTRRA Amendment, effective on and after January 1, 2005, as follows.

A Participant shall be eligible to receive a Matching Contribution for a month provided that he is credited with at least 1,000 Hours of Service during the 12-month period ending on the last day of a preceding month.
          IN WITNESS WHEREOF, this amendment shall be effective as of the date set forth above.

WORTHINGTON INDUSTRIES, INC.
By:	/s/ Dale T. Brinkman
	Name (Print):	DALE T. BRINKMAN
	Title:	VICE PRESIDENT

Date: 12/15/05

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